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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE-
CONTACTS:                ROB CLARK                            MARK BORMAN
                         Sr. Manager,                         Vice President,
                         Corporate Public Relations           Investor Relations
                         952.914.6355                         952.946.3338

ADC ANNOUNCES ANOTHER TWO-FOR-ONE STOCK SPLIT IN 2000; STRONG GROWTH AND INTENT TO BROADEN SHARE OWNERSHIP LEAD TO SECOND 2000 SPLIT
MINNEAPOLIS--(BUSINESS WIRE)--June 14, 2000--ADC (Nasdaq: ADCT, www.adc.com) today announced that its Board of Directors has authorized a two-for-one stock split of ADC's common stock. The new shares will be distributed on July 17, 2000 to shareowners of record as of the close of business on June 26, 2000. The transfer agent for the share distribution will be Norwest Bank Minnesota, N.A. (Telephone: (800) 468-9716 or (651) 450-4064, E-mail:
stocktransfer@norwest.com).
"Based on our strong growth to date in 2000, ADC is pleased to announce today's stock split. This split follows our two-for-one split distributed to ADC's shareowners on February 15, 2000. We believe that this stock split should help to broaden the ownership of ADC's shares, particularly by individual investors - an important and growing component of ADC's shareowner base," said Robert E. Switz, senior vice president and chief financial officer of ADC.
In connection with the stock split, ADC's Board of Directors also authorized an amendment to ADC's Restated Articles of Incorporation to increase the authorized shares of common stock from 600 million shares to 1.2 billion shares. About ADC
ADC is The Broadband Company. ADC's network equipment, software and integration services make broadband communications a reality worldwide by enabling communications service providers to deliver high-speed Internet, data, video and voice services to homes and businesses. ADC (Nasdaq: ADCT) has annual sales of over $2.3 billion and employs more than 16,900 people worldwide. ADC's stock is included in the Standard & Poor's 500 Index and the Nasdaq-100 Index.
For more information on ADC, visit our Investor Relations web site at www.adc.com/investor or call (888) 329-9823 to receive ADC Telecommunications' press releases by fax on demand.
ADC supports the National Association of Investors Corporation's "Own Your Share of America" campaign, which encourages individuals to invest in stocks.
"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING ADC TELECOMMUNICATIONS' BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT OR FORM 10-K FOR THE MOST-RECENTLY ENDED FISCAL YEAR.

PO Box 1101, Minneapolis, MN 55440-1101, Phone: 612.938.8080, Fax: 612.946.3292,
web site: www.adc.com